UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2017

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 588-1960

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 15, 2017, the Board of Directors (the “Board”) of AVEO Pharmaceuticals, Inc. (the “Company”) appointed Matthew Dallas to the position of chief financial officer of the Company, subject to the commencement of his employment, which is expected to occur on June 1, 2017. Mr. Dallas will assume the duties of Mr. Keith Ehrlich, the Company’s current chief financial officer who, as previously announced, is retiring.

Biographical information regarding Mr. Dallas is set forth below, followed by a summary of the offer letter dated May 8, 2017 (“Offer Letter”) delivered by the Company to Mr. Dallas in connection with his appointment. A copy of the Offer Letter is attached as an exhibit hereto and is incorporated herein by reference. The description of the Offer Letter provided below does not purport to be complete and is qualified in its entirety by reference to the full text of such Offer Letter.

Mr. Dallas, age 41, most recently was employed by CoLucid Pharmaceuticals, Inc. (“CoLucid”), a phase three biotech company, serving as CoLucid’s chief financial officer and treasurer from February 2015 until March 2017, a position he held through CoLucid’s initial public offering, follow-on offering, and subsequent acquisition. Prior to his employment at CoLucid, Mr. Dallas was vice president of finance and treasurer at the Company from March 2011 to February 2015. Mr. Dallas previously worked at Genzyme Corporation, a multi-product commercial biotech company, NEN Life Sciences, a commercial life sciences company, and Kimberly-Clark Corporation, a consumer products company, where he held various positions of increasing responsibility in finance and accounting. Mr. Dallas holds a B.S. in Finance from the University of Tennessee, Knoxville.

There are no family relationships between Mr. Dallas and any director or executive officer of the Company. Mr. Dallas has not engaged in any related person transaction (as defined in Item 404(a) of Regulation S-K) with the Company.

Pursuant to the terms of the Offer Letter, subject to and upon his commencement of employment Mr. Dallas will serve as an “at-will” employee. He will be entitled to receive an annual base salary of $320,000. Commencing in 2018, he will be eligible to participate in the Company’s performance-based incentive bonus program and his bonus target will be equal to 40% of his base salary, based on the achievement of performance goals as determined at the discretion of the Board, and pro rated. Pursuant to the Offer Letter, Mr. Dallas will also be eligible to participate in the Company’s Key Employee Change in Control Severance Benefits Plan, the form of which has previously been filed by the Company with the SEC. In addition, subject to the approval of the compensation committee of the Board, the Company will grant to Mr. Dallas an option (“Option”) to purchase 500,000 shares of the Company’s common stock pursuant to the Company’s 2010 Stock Incentive Plan. The Option shall vest and become exercisable as to 25% of the shares underlying the Option on the first anniversary of the date of grant and as to the remaining shares underlying the Option in 36 equal monthly installments thereafter. Such Option will have a per share exercise price equal to the closing sale price of the Company’s common stock on the NASDAQ Capital Market on the date of grant. Mr. Dallas will also be eligible to participate in the Company’s annual renewal equity program.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Offer Letter, dated May 8, 2017, between AVEO Pharmaceuticals and Matthew Dallas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc. Date: May 17, 2017

By:	/s/ Michael Bailey
Michael Bailey President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No	Description

10.1	Offer Letter, dated May 8, 2017, between AVEO Pharmaceuticals and Matthew Dallas.